                                                                 EXHIBIT 10.25


                           Distributorship Agreement

                                     Among

                 Argo-Tech Corporation, a Delaware Corporation

                  Yamada Corporation, a Japanese Corporation

                                      and

             Vestar Capital Partners, Inc., a Delaware Corporation

                               December 24, 1990

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
DISTRIBUTORSHIP AGREEMENT .........................................................   1
        1.      Appointment and Acceptance ........................................   2
        2.      Distribution Term .................................................   3
        3.      Terms of Purchase and Sale ........................................  10
        4.      Distributor's Compensation ........................................  12
        5.      Distributor's Duties ..............................................  18
        6.      Distributor's Representations and Warranties ......................  20
        7.      Limitation of Territory ...........................................  20
        8.      Exclusive Dealings ................................................  21
        9.      Argo-Tech's Duties ................................................  22
        10.     Changes ...........................................................  22
        11.     Direct Call Customers .............................................  23
        12.     Cancellation ......................................................  24
        13.     Trademarks ........................................................  25
        14.     Repurchase of Inventory ...........................................  26
        15.     Status ............................................................  27
        16.     Assignment ........................................................  27
        17.     Third Parties .....................................................  28
        18.     Modifications .....................................................  29
        19.     Export ............................................................  29
        20.     No Waiver .........................................................  29
        21.     Governing Law .....................................................  30
        22.     Notices ...........................................................  30
        23.     Exhibits ..........................................................  31
        24.     Complete Agreement ................................................  31

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
        25.     Limitation of Liability ...........................................  31
        26.     Confidentiality ...................................................  31
        27.     Future Off-Shore Manufacturing Facilities .........................  32
        28.     Other Agreement ...................................................  32

        Exhibit A - Products, Territory and Notices
        Exhibit B - Prices
        Exhibit C - Direct Call Customers
        Exhibit D - Qualification Criteria
        Terms and Conditions of Sale

                           DISTRIBUTORSHIP AGREEMENT


        THIS DISTRIBUTORSHIP AGREEMENT (this "Agreement") dated as of the 24th day of December, 1990, is by and among Argo-Tech Corporation, ("Argo-Tech"), a Delaware corporation, Yamada Corporation ("Distributor"), a Japanese corporation, and Vestar Capital Partners, Inc. ("Vestar"), a Delaware corporation.


                                 WITNESSETH:


          WHEREAS, Argo-Tech manufactures and sells and proposes to manufacture and sell the products identified at Items 1A and lB of Exhibit A hereto (the "Products") and desires to appoint Distributor as its distributor of the Products within the geographical territory described in Item 2 of Exhibit A hereto (the "Territory") on and subject to the terms and conditions hereinafter provided;


          WHEREAS, Distributor desires to accept such appointment and dedicate such portion of its present warehousing facilities, sales organization, and other resources as may be required for the performance of its obligations hereunder; and

          WHEREAS, the distribution rights provided for in this Agreement were an important aspect in the decision of Distributor or its affiliate to invest with Vestar in Argo-Tech;


          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration had and received, the parties hereby agree as follows:


          1. Appointment and Acceptance: Argo-Tech hereby appoints Distributor, and Distributor hereby accepts appointment, as Argo-Tech's exclusive distributor of Products identified in Item lA of Exhibit A hereto within the Territory as set forth in said Exhibit A at Item 2A for the Distribution Term (as hereinafter defined), on and subject to the terms and conditions herein set forth and as Argo-Tech's non-exclusive distributor of Products identified in Item 1B of Exhibit A hereto within the Territory as set forth in said Exhibit A at Item 2B for the Distribution Term, on and subject to the terms and conditions herein set forth. Argo-Tech covenants and Distributor acknowledges that the only other distributor for the Product listed as Item 3 in Item 1B will be Pratt and Whitney.

          2.   Distribution Term:

               a. Except as stated below in this Section 2, the term during which Distributor shall distribute Products hereunder (the "Distribution Term") will begin on November 1, 1994. Unless earlier cancelled or terminated as herein provided, this Agreement and the Distribution Term will expire on the fifteenth anniversary date of the beginning of the Distribution Term. This Agreement and the Distribution Term automatically will be renewed for successive one-year periods thereafter unless either Argo-Tech or Distributor shall have delivered to the other written notice of its intention not to renew this Agreement and the Distribution Term. A notice of non-renewal by Distributor must be given at least one (1) year prior to the date on which the Distribution Term otherwise would be renewed. A notice of non-renewal by Argo-Tech may be given at any time prior to the beginning of a one-year renewal term. As explained in more detail below in this Section 2.a., however, the parties hereby agree that until the fiftieth anniversary date of the beginning of the Distribution Term, Argo-Tech shall renew the Distribution Term as to Japan so long as Distributor and its affiliates retain five percent (5%) ownership of Argo-Tech, and that even if Distributor and its affiliates do not retain that ownership, Argo-Tech's right to give a notice of non-renewal will be subject to limitations. Specifically:

                    I. Argo-Tech may not give a notice of non-renewal for any one-year renewal period prior to the fiftieth anniversary date of the beginning of the Distribution Term unless, at the time the notice of non-renewal is given by Argo-Tech, each of conditions 1 and 2 below has been met and either condition 3 or condition 4 below has also been met:


                         1. Distributor is in material breach of its obligations under this Agreement.

                         2. Argo-Tech has notified Distributor of that breach and suggested commercially reasonable means of curing the breach.

                         3. Distributor fails to commence commercially reasonable efforts to cure the breach within sixty
                              (60) days after Argo-Tech gives notice of the breach.

                         4. Distributor fails to cure the breach in all material respects within one hundred twenty (120) days after Argo-Tech gives notice of the breach.

                    II. Argo-Tech will not have the right to give a notice of non-renewal for any one-year renewal period prior to the fiftieth anniversary date of the beginning of the Distribution Term at any time when the "Yamada Ownership Condition" is met, which means that Yamada Corporation and all persons and entities directly or indirectly controlling or controlled by Yamada Corporation own in the aggregate five percent (5%) or more of the common stock of Argo-Tech or of any entity which directly or indirectly controls Argo-Tech provided that the calculation of percentage ownership of Argo-Tech and of entities directly or indirectly controlling Argo-Tech shall be made as if all outstanding convertible securities of Argo-Tech and those entities had been converted to the extent that they are then eligible for conversion without paying additional consideration. However, even while the Yamada Ownership Condition is met, Argo-Tech will have the right to reduce the Territory for a renewal period and all later renewal periods so that it includes only the country of Japan, which right may be exercised by giving notice to Distributor at any time prior to the beginning of a renewal term, provided that at the time such a notice is given by Argo-Tech, each of conditions 1 and 2 above has been met and either condition 3 or condition 4 above has also been met.

                              b.   Vestar shall have the right to defer the
beginning of the Distribution Term for a period of one (1) year (and, if it exercises that right, to defer it for additional periods of one (1) year each pursuant to Section 2.c) if all of the following conditions are met:

                                   1.   On or before May 31 of the calendar year
during which the Distribution Term otherwise would begin, Vestar shall have determined in good faith that Distributor has not complied in all material respects with the criteria set forth in Exhibit D hereto; and, on or before May 31 of the calendar year during which the Distribution Term otherwise would begin and at least sixty (60) days before Vestar gives the notice required in condition 4 below, Vestar shall have notified Distributor of the criteria which Vestar believes Distributor has not met. If Vestar determines that Distributor has complied in all material respects with the criteria, or if Vestar does not timely give the notice required in this condition 1, the Distribution Term will begin without being deferred, it being the intention and desire of the parties that the Distribution Term is to begin on November 1, 1994.

                                   2.   Prior to or simultaneously with giving
the notice required in condition 4 below, Vestar shall have obtained the written agreement of Aerotech World Trade

Corporation ("Aerotech") to extend the term of that certain Aerotech Distributorship Agreement, as defined below, for one year on the same terms as are presently contained therein, to change the definition "Final Expiration Date" in the Aerotech Distributorship Agreement to a date one year later than its then-current date (or confirm that change if it occurs automatically pursuant to the terms of the Aerotech Distributorship Agreement), and that such extension and change are contingent upon the outcome of any arbitration initiated pursuant to Section 2(d) below (that is, if the arbitrators decide (or are deemed to have decided as provided in Section 2(d) below) that Distributor has met in all material respects the criteria set forth in Exhibit D hereto, the term will not be extended and the definition will not be changed). As used herein, "Aerotech Distributorship Agreement" shall mean that certain Distributorship Agreement, dated as of October 29, 1985, by and between TRW, Inc. ("TRW") and Aerotech, the rights and obligations of TRW under which agreement were assigned to and accepted by Argo-Tech with the consent of Aerotech as of September 25, 1986, which agreement, as so assigned and accepted, was amended by Rider I thereto executed by Argo-Tech on September 24, 1987 and by Aerotech by Rider II thereto executed by Argo-Tech on October 11, 1989 and by Aerotech on October 13, 1989, and is being amended by an Amendment to Distributorship Agreement between Argo-Tech and Aerotech of even date herewith.



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
                                   3.   At all times from the date hereof until
Vestar gives the notice required in condition 4 below, Vestar shall own five percent (5%) or more of the common stock of Argo-Tech or of any entity which directly or indirectly controls Argo-Tech.

                                   4.   Vestar shall have determined in good
faith that, at least sixty (60) days after Vestar gives the notice required by condition 1 above, Distributor still does not comply in all material respects with the criteria set forth in Exhibit D hereto; and, thereafter but no earlier than May 31 and no later than July 31 of the calendar year during which the Distribution Term otherwise would begin, Vestar shall have notified Distributor that Distributor does not so comply. If Vestar determines that Distributor has complied in all material respects with the criteria, if Vestar does not timely give the notice required by this condition 4, if Vestar does not comply with condition 2 above, or if Vestar does not comply with condition 3 above, then the Distribution Term will begin without being deferred.

                              c.   If Vestar defers the beginning of the
Distribution Term for a period of one (1) year one or more times pursuant to
Section 2.b. above, then each time Vestar defers the beginning of the Distribution Term Section 2.b.

shall remain in force and Vestar shall have the right to defer the beginning of the Distribution Term for another period of one (1) year if all conditions set forth herein with respect thereto are met.

                              d.   If Distributor disagrees with the
determination of Vestar that Distributor has not met in all material respects the criteria set forth in Exhibit D hereto, Distributor may require that the matter be arbitrated, provided that Distributor must require such arbitration no later than five (5) business days after Vestar notifies Distributor as required by condition 4 in Section 2(b) above. The arbitration shall be conducted by three arbitrators in New York in accordance with the rules of the American Arbitration Association. Argo-Tech and Distributor each will select one arbitrator and notify the other of the arbitrator so selected within five
(5) business days after Distributor requests arbitration. The two arbitrators so named shall select the third arbitrator within ten (10) business days after Distributor requests arbitration. The parties agree to use their respective best efforts to ensure that the arbitration shall begin within twenty (20) business days after Distributor requests arbitration. If the third arbitrator has not been selected within ten (10) business days after Distributor requests arbitration, then the third arbitrator will be a partner in the New York City office of

Price Waterhouse selected by the managing partner of that office. The parties shall use their best efforts to cause and permit the arbitrators to make a decision within five (5) business day after the beginning of the arbitration. If the arbitrators have not been appointed or do not reach their final decision on or before October 31 of the calendar year during which Vestar gives the notice required by condition 4 in Section 2.b. above, then the Distribution Term will begin on November 1 of that calendar year, and the arbitrators shall be conclusively deemed to have decided that Distributor has met in all material respects the criteria set forth in Exhibit D hereto. The decision of the arbitrators shall be binding on all parties and may be enforced in any court having jurisdiction. Argo-Tech will pay the fees and expenses of the arbitrators and the American Arbitration Association and also the fees and expenses incurred by Vestar and Distributor in preparing for and participating in the arbitration.


          3.   Terms of Purchase and Sale:

               a. During the Distribution Term, Argo-Tech will sell to Distributor, and Distributor will purchase from Argo-Tech, Products for resale by Distributor. The prices for such Products will be determined and will be subject to change in accordance with the provisions in Exhibit B hereto. Payment will be due thirty (30) days after Distributor's receipt of Product or Argo-Tech's invoice, whichever is later. Simultaneously with or prior to the Execution and delivery of this Agreement, Argo-Tech has delivered to Distributor (and Distributor hereby acknowledges receipt of) Argo-Tech's terms and conditions of sale and product warranty. Such terms and conditions constitute a part of this Agreement and apply to all sales hereunder. However, all warranties shall extend at least one (1) year after delivery to Distributor's customer. Argo-Tech will, to the extent required, provide special warranties required in order to obtain government and military orders, provided that Argo-Tech will have no obligation to accept any such orders if Argo-Tech considers such special warranty requirements unreasonable. Failure by Argo-Tech to make deliveries in quantities and at times specified by Distributor will not constitute a breach or default by Argo-Tech unless (i) an officer of Argo-Tech shall have expressly guaranteed to do so in writing (acknowledgments of purchase orders or correspondence concerning standard delivery terms shall not be deemed to be guarantees unless they are signed by an officer and expressly state guarantees) or (ii) Argo-Tech does not use reasonable efforts to do so. Acceptance for purposes of Clause 7 of the attached Terms and Conditions of Sale and the right to reject non-conforming Products for purposes of Clause 4 of the attached Terms and Conditions of Sale will expire sixty (60) days after delivery of such

Products by Distributor to its customer or one hundred twenty (120) days after delivery by Argo-Tech to Distributor, whichever occurs later. In addition, if Distributor or its customer reject Product as permitted by such terms and conditions, Argo-Tech will pay the costs of shipping the rejected Product to Argo-Tech and shipping replacement Product to Distributor or its customer if the Product was rightfully rejected, and Argo-Tech shall have no obligation to pay such costs of shipping if the Product was wrongfully rejected.


               b. Pursuant to paragraph I.B.8. of that certain Supplemental Distributor Performance Agreement among Argo-Tech, Distributor, Vestar and certain other parties of even date herewith, Argo-Tech and Distributor have agreed that, subject to certain conditions, certain Products to be purchased by Distributor from Aerotech World Trade Corporation shall be treated for all purposes as if those products were purchased from Argo-Tech. Said paragraph I.B.8. hereby is incorporated in this Agreement as if set forth in full herein.


          4.   Distributor's Compensation:

               a. As used in this Section 4, the term "Override Commission" shall mean any commission payable pursuant to subparagraphs c., d. or e. below, and the term

"Other Incentive Compensation" shall mean any compensation payable pursuant to subparagraphs f., g. or h. below. Except for Override Commission and Other Incentive Compensation, Distributor's compensation under this Agreement for the performance of its obligations hereunder or otherwise with respect hereto will be the profits received by Distributor upon resale of Products purchased by the Distributor under the pricing terms set forth in Exhibit B hereto. In no event will Distributor be entitled to any payment for goodwill inuring to Argo-Tech's benefit which results from Distributor's performance hereunder; and neither Distributor nor Argo-Tech will be liable for damages on account of any loss of prospective profits, or any expenditure, investment, or obligations made or incurred by the other.


               b. In consideration for the investment Distributor will make in creating good will for Argo-Tech and the Products in the Territory, Argo-Tech will pay Distributor the Override Commission (subject to Section
4.1.) and Other Incentive Compensation.


               c. Argo-Tech will pay a commission of twelve percent (12%) of the purchase price of any Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) sold by Argo-Tech in or for use in Japan. Whenever the phrase "for use in Japan" is used in this

Agreement, such phrase shall include the manufacture in Japan of aircraft, aircraft engines and aircraft equipment incorporating Products, but otherwise shall not be construed or interpreted so as to include the use of such Products in Japan by non-Japanese airlines arriving or departing Japan on a routine basis.


               d. Argo-Tech will pay a commission of twelve percent (12%) of the purchase price of any Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) sold by Argo-Tech in or for use in the United States and its possessions and territories to any Japanese governmental organization or body, to any company incorporated in Japan, to any Japanese individual, unincorporated business or the like, or to any entity owned or controlled by any of the foregoing (collectively, "Japanese Purchasers").


               e. Argo-Tech will pay a commission of twelve percent (12%) of the purchase price of any Products (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) sold by Argo-Tech anywhere in the world except Japan, the United States and its possessions and territories to Japanese Purchasers which are original aircraft, aircraft engine or aircraft equipment manufacturers.

               f. If (i) Argo-Tech directly or indirectly sells Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) to an original aircraft, aircraft engine or aircraft equipment manufacturer, (ii) no Override Commission is payable with respect to that sale and (iii) Distributor is directly responsible for that sale (provided that this condition (iii) shall not apply to any sale to a Japanese Purchaser), then Argo-Tech will compensate Distributor commensurate with Distributor's contribution. Argo-Tech and Distributor will negotiate in good faith to determine that compensation.


               g. If Argo-Tech directly or indirectly sells Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) to any agency of the United States government, which Products have been identified to Argo-Tech for resale to Japanese Purchasers or for use in Japan, and Distributor is directly responsible for any portion of those sales, Argo-Tech will compensate Distributor commensurate with Distributor's contribution. Argo-Tech and Distributor will negotiate in good faith to determine that compensation.


               h. If (i) Argo-Tech directly or indirectly sells Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) to any governmental organization or body for use anywhere in the world except for the United States and its possessions and territories, (ii) Argo-Tech knows that the governmental organization or body is purchasing such products for use outside of the United States and its possessions and territories, (iii) no Override Commission is payable with respect to that sale, (iv) the governmental organization or body is unwilling to purchase from Distributor, and (v) Distributor is directly responsible for the sale (provided that conditions
(ii), (iv) and (V) shall not apply to any sale if Argo-Tech knows that the governmental organization or body is purchasing such Products for use in Japan), Argo-Tech will compensate Distributor commensurate with Distributor's contribution. Argo-Tech and Distributor will negotiate in good faith to determine that compensation.


               i. If Argo-Tech directly or indirectly sells Product(s) to any third party other than an agency of the United States government and Argo-Tech knows that the third party is purchasing for resale in or for use in Japan or to Japanese purchasers, then for purposes of determining whether Override Commission or Other Incentive Compensation shall be paid to Distributor and the amount thereof, the sale to the third party shall be ignored and Argo-Tech will be treated as if Argo-Tech had sold the Product(s) to the party to whom, and at the price for which, the third party resold the Product(s). If Argo-Tech has reason to believe (but does not know) that a third party is purchasing for such a resale, Argo-Tech will inform Distributor and Argo-Tech and Distributor will cooperate in trying to determine whether such resales actually occur. If such resales are determined to have occurred, Override Commission and Other Incentive Compensation will be paid as provided in the first sentence of this Section 4.i.


               j. Override Commission with respect to receipts during each calendar month shall be paid to Distributor within thirty (30) days after the end of such calendar month to the extent that necessary data is then available to Argo-Tech and otherwise within sixty (60) days after the end of such calendar month. Each payment shall be accompanied by a detailed report of sales in or for use in Japan and sales to Japanese Purchasers, identifying each Product sold, the purchaser of each Product and the receipts with respect to each Product. Argo-Tech will retain complete records of each sale in or for use in Japan and each sale to a Japanese Purchaser by Argo-Tech and by any third party for at least three years after each such sale, and Distributor will have the right to audit Argo-Tech's books and records regarding those sales.


               k. Argo-Tech will use reasonable efforts to keep Distributor informed, in advance wherever possible, of

Argo-Tech's plans to sell Product(s) in or for use in Japan and to Japanese Purchasers. Distributor will not contact Argo-Tech's customers without Argo-Tech's consent, which consent shall not be unreasonably withheld where Argo-Tech has informed Distributor of its intention to contact such customers as contemplated by this Section 4.k.


               l. Pursuant to Section 11.10 of that certain Stockholders' Agreement among Argo-Tech, Distributor, Vestar and certain other parties of even date herewith, under certain conditions the Override Commission may terminate before or during the Distribution Term. Said Section 11.10 hereby is incorporated in this Agreement as if set forth in full herein.


               m. Upon request from either Argo-Tech or Distributor regarding one or more specifically identified proposed sales of Products where Distributor is not entitled to an Override Commission, Argo-Tech and Distributor will engage in good faith discussions regarding whether or not Distributor is likely to be entitled to Other Incentive Compensation and, if so, in what amounts.


          5. Distributor's Duties: During the Distribution Term, Distributor will give the Products commercially reasonable sales and service priority within the Territory. In addition, Distributor, at its sole expense, will:


               a. Use its reasonable efforts to maximize sales of Products within the Territory by all usual and ethical means, includinq, without limitation, personal solicitations of customers and prospective customers, demonstrations, prompt and efficient processing of customer orders and complaints, distribution of technical and promotional literature concerning Products, and advertising in trade publications, directories, and the like;


               b. Cooperate with Argo-Tech in identifying customers and providing customers with sales and service assistance;


               c. Maintain at all times inventories of Products in sufficient quantities to meet Distributor's reasonably anticipated demand for Products and continue to maintain adequate warehousing and other facilities for storage of the same;


               d. Continue to maintain a well-trained staff for sales of Products to support Distributor's marketing efforts and fulfill its customer needs;

               e. Prepare and maintain for a period of at least two (2) years after the preparation thereof detailed records of Distributor's sales of Product and allow Argo-Tech to inspect and copy such records upon request; and


               f. Subject to pressing business requirements and other commercially reasonable reasons for not attending, cause a reasonable number of Distributor's employees who regularly call on Product customers to attend annual meetings conducted by Argo-Tech in Cleveland, Ohio, provided always that the subject matter of such meetings is relevant for such employees.


          6. Distributor's Representations and Warranties: Distributor hereby represents and warrants to Argo-Tech that Distributor currently has or will develop plans to establish adequate warehousing and other facilities and adequate sales staffs to perform its obligations under this Agreement, to exploit reasonably fully opportunities for sales of Products within the Territory, and to provide adequate servicing thereof.


          7. Limitation of Territory: Distributor has not been appointed as Argo-Tech's distributor in any geographical territory other than the Territory. Accordingly, Distributor will not make sales calls or otherwise solicit sales of

Products outside of the Territory; provided, however, that Distributor shall be entitled to make sales calls upon, and solicit and accept sales orders from, foreign purchasinq missions, agents, customers and employees having offices located outside the Territory of customers located within the Territory provided that all such Products so sold shall be sold for delivery into the Territory. If Distributor has sales branches outside of the Territory, then personnel associated with such sales branches will not, except as authorized in the aforestated proviso, solicit sales of Products outside of the Territory.


          8. Exclusive Dealings: During the Distribution Term, Distributor will not, within the Territory, sell, distribute, or in any manner promote the sale of products manufactured by persons other than Argo-Tech which are competitive with the Products identified in Items lA and 1B of Exhibit A. Distributor, however, may from time to time upon request from potential customers supply products which are competitive with the products identified in Items IA and 1B of Exhibit A, provided that Argo-Tech is first informed of any such request and, provided further, that Argo-Tech indicates in writing to Distributor that Argo-Tech is unable to furnish products meeting the required specifications and that Argo-Tech does not deem any such sale as promotional or an attempt on the part of the Distributor to enter into any long term commitment with Argo-Tech's competition.


          9. Argo-Tech's Duties: During the Distribution Term, Argo-Tech will, from time to time, make available to Distributor such assistance as Argo-Tech customarily makes available to its distributors of Products. Without limiting the generality of the foregoing, at its expense Argo-Tech will use its best efforts to provide Distributor and its personnel with supplies of Products and Technical and promotional literature concerning Products.


          10. Changes: Argo-Tech reserves the right to make such changes in Products or to discontinue Products from time to time as it deems appropriate, and Argo-Tech may make changes in or discontinue a Product without notice to Distributor if Argo-Tech reasonably believes that its action is required by safety problems. In all other cases, however, Argo-Tech shall give Distributor at least thirty (30) days notice before changing or discontinuing a Product and shall use its best efforts to satisfy any orders for prompt delivery of the unchanged Product placed by Distributor during that thirty (30) day period, including, if necessary, manufacturing more of the unchanged Product. Otherwise, Argo-Tech will be under no obligation to Distributor, Distributor's customers, or otherwise (a) to continue the manufacture of any particular Product, (b) to introduce new Products, (c) to change the specifications, designs, or other characteristics of any particular Product, or (d) to maintain any inventory of discontinued Products past the date manufacture thereof shall have ceased. Distributor may return to Argo-Tech for credit and at Argo-Tech's expense Products which are declared obsolete, discontinued or overaged by Argo-Tech. Credit for any Product returned to Argo-Tech pursuant to this article shall be at the price last paid by Distributor to Argo-Tech for that Product, and Argo-Tech will pay shipping costs for Product that is so returned.


               11. Direct Call Customers: Distributor acknowledges that it understands that Argo-Tech currently has and intends to maintain a direct sales force which services the customers listed on Exhibit C. Nothing in this Agreement shall prevent Argo-Tech from selling Products within the Territory to such direct call customers. However, Section 2 and the override commissions provided for therein shall apply to sales to such direct call customers if such sales are in or for use in Japan or to Japanese customers. Argo-Tech will cooperate with Distributor in attempting to persuade direct call customers to purchase all Products through Distributor, provided that this obligation will not apply to direct call customers listed in category 1 in Exhibit C.

          12.  Cancellation:

               a. Either Argo-Tech or Distributor may at any time during the Distribution Term cancel this Agreement by giving at least ninety (90) days notice thereof if, before the notice of termination is given, the other shall materially breach any of its obligations hereunder, the party wishing to terminate has given notice of the breach to the breaching party, and at least one of the following conditions has occurred:

                       i. The breach consists of Distributor's failure to pay for Products in timely fashion and Distributor fails to cure within thirty
(30) days after Argo-Tech gives notice of the breach;

                       ii. The breaching party does not commence commercially reasonable efforts to cure the breach within thirty (30) days after the non-breaching party gives notice of the breach to the breaching party; or

                       iii. The breaching party, having commenced making commercially reasonable efforts to cure the breach within thirty (30) days after the non-breaching party gives notice of the breach to the breaching party, discontinues those efforts while it is commercially reasonable to continue them.

               b. Distributor may at any time before or during the Distribution Term cancel this Agreement without cause by giving at least one
(1) year notice thereof.


          13. Trademarks: During the course of its performance of this Agreement, Distributor shall be entitled to identify itself as a distributor of Argo-Tech's Products and to use the trademarks of Argo-Tech only in connection with the promotion and sale of Products. Distributor acknowledges that "Argo-Tech" identifies Argo-Tech Corporation and its divisions and subsidiaries and that Argo-Tech is the exclusive owner of such name and mark and of copyrights in the promotional materials furnished to Distributor. Distributor further acknowledges that Distributor has no other license or similar right with respect to such marks and names and covenants that it will neither claim nor assert any such right by reason of this Agreement. Upon termination of this Agreement, Distributor will return to Argo-Tech free of charge all materials, including signs, advertising matter and catalogs, then in Distributor's or its employees' or agents' possession which contain property (including trademarks and trade names) in which Argo-Tech has property rights and will cease immediately use of the same. Upon request from Distributor and at Distributor's expense, Argo-Tech will cooperate in registering Distributor as a licensed user of Argo-Tech's trademarks in countries in the Territory specified by Distributor. Argo-Tech agrees that, in the event that Argo-Tech becomes aware of any alleged or actual trademark infringement related to the Products, it shall notify Distributor immediately of such allegation or actual infringement. In the event that Argo-Tech or Distributor is determined by a court or tribunal of competent jurisdiction to be infringing on any trademark of another party or Argo-Tech believes that such a holding is more likely than not, Argo-Tech will use reasonable efforts to change the then-current trademarks to which such actual infringement relates to eliminate such trademark infringement.


          14.  Repurchase of Inventory:

               a. If the World Airline & Suppliers Guide (or any successor to that Guide) published by the Air Transport Association of America (or any successor to that Association) recommends or requires that Distributor repurchase Products from customers, Argo-Tech will repurchase those same Products from Distributor at the same price and on the same terms and conditions as Distributor repurchases from its customers.


               b. Upon termination or cancellation of this Agreement, Argo-Tech will repurchase all or any portion of Distributor's inventory which Distributor identifies.

Commercially reasonable prices, terms and conditions for any such repurchase shall be negotiated by Argo-Tech and Distributor at the time of any such termination or cancellation.


          15. Status: This Agreement shall not in any respect constitute an appointment of any party as the agent or legal representative of any other party for any purpose whatsoever. Distributor will not transact any business or make any promises or representations in respect of Products or any other matters in Argo-Tech's name or on its behalf. This Agreement shall not be deemed to constitute a grant of a franchise to Distributor, nor shall Distributor be deemed to be a franchisee of Argo-Tech.


          16. Assignment: This Agreement is binding upon and will inure to the benefit of the successors of each of the parties hereto, but neither this Agreement nor any interest herein may be assigned, and no duty or obligation of any party may be delegated, by any party without the prior written consent of Argo-Tech and Distributor except that: (i) Distributor may assign this Agreement or any interest herein and delegate any obligations hereunder to any other corporation whose stock is controlled by or under common control with Yamada Corporation, the controlling shareholder of Yamada Corporation, any parent corporation or parent corporations of Yamada Corporation, or any controlling shareholder of a parent corporation of Yamada Corporation, (ii) without receiving the consent of the other, either Argo-Tech or Distributor shall have the right to assign this Agreement or any interest herein and to delegate any obligations hereunder to any successor of such party by way of merger or consolidation or the acquisition of substantially all of the business and assets of the assigning party relating to the subject matter of this Agreement, and (iii) Distributor may assign this Agreement or any interest herein and delegate any obligations herein to any person or entity reasonably acceptable to Argo-Tech, provided that Distributor guarantees the performance of such person or entity, and provided further that Distributor shall not make an assignment pursuant to this clause (iii) without first obtaining the written approval of Argo-Tech.


          17. Third Parties: This Agreement is not intended to, and shall not, create any rights in or confer any benefits upon anyone other than the parties hereto except as expressly provided herein.


          18. Modifications: No change in, addition to or modification of this Agreement (or the Exhibits and Terms and Conditions of Sale attached hereto) which has the effect of modifying the terms of Section 2.b. hereof will be effective or binding upon any party hereto unless embodied in a writing signed by an authorized representative of each party hereto; provided, however, that this sentence shall be of no force or effect as to changes, additions or modifications made (i) after the beginning of the Distribution Term or (ii) at a time when Vestar does not own five percent (5%) or more of the common stock of Argo-Tech or of any entity which directly or indirectly controls Argo-Tech. No other change in, addition to or other modification of this Agreement (or the Exhibits and Terms and Conditions of Sale attached hereto) will be effective or binding upon Argo-Tech or Distributor unless embodied in a writing signed by an authorized representative of Argo-Tech and of Distributor. Argo-Tech and Distributor both agree to use reasonable efforts to satisfy customer requirements.


          19. Export: Distributor will not export from the United States any Product purchased from Argo-Tech hereunder in any manner which is not in accordance with U.S. laws and regulations. Upon request from Distributor, Argo-Tech will use reasonable efforts to assist Distributor in interpreting and complying with same.


          20. No Waiver: The failure by any party to enforce any of the terms or conditions of this Agreement will not constitute or be deemed to be a waiver of that party's right thereafter to enforce that particular term or condition or each and every other term and condition of this Agreement.


          21. Governing Law: This Agreement will be governed and construed in accordance with the internal substantive laws of the State of Ohio, except where the laws of some other jurisdiction mandatorily apply.


          22. Notices: All notices, requests and other communications hereunder shall be in writing and will be deemed to have been duly given at the time of receipt if delivered by hand, by overnight courier, or by facsimile or mailed, registered or certified mail, return receipt requested, with postage prepaid:
(a) if to Argo-Tech, then to Argo-Tech Corporation, 23555 Euclid Avenue, Cleveland, Ohio 44117 or facsimile telephone number 216/692-5293, Attn:
Manager, Contract Administration; (b) if to Distributor, then to the addresses and facsimile telephone numbers indicated on Item 3 of Exhibit A hereto; or if to Vestar, then to Vestar Capital Partners, Inc., 245 Park Avenue, 40th Floor, New York, New York 10167 or facsimile telephone number 212/983-0140; provided, however, that if any party shall have designated a different address by notice to the other given as provided above, then to the last address so designated.

          23. Exhibits: Exhibits A, B, C and D hereto, and also the attached Terms and Conditions of Sale, as the same may from time to time be modified or amended as herein provided, constitute an integral part of this Agreement and are hereby incorporated into this Agreement by this reference .


          24. Complete Agreement: This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of any party relating thereto.


          25. Limitation of Liability: In the event that Argo-Tech's liability is in any way limited pursuant to the provisions of Clause 7 of the attached Terms and Conditions of Sale, Argo-Tech and Distributor agree that, as between Argo-Tech and Distributor only, Distributor's liability shall be limited to the same extent.


          26. Confidentiality: Distributor and Argo-Tech each agrees that all non-public technical information, trade secrets and any other confidential information regarding the business affairs of the other, including the methods or business operations, the names of customers or potential customers, and any other confidential information concerning the business affairs of the other that it may obtain as a result of this Agreement, constitutes trade secrets, is confidential, and is the valuable property of the party from which it was obtained, and that all such information shall be held confidential and not disclosed to any third party except as reasonably required to distribute Products pursuant to this Agreement.


          27. Future Off-Shore Manufacturing Facilities: In the event that Vestar/AT Holdings Corporation, Argo-Tech, or any subsidiary thereof has the opportunity to construct, own, lease, operate, or otherwise possess or acquire any right, title, or interest in or to any facility or facilities (or the use thereof) outside the United States for the conduct of or in connection with the business of manufacturing Products, Yamada Corporation or any of its majority-owned subsidiaries shall have a right of first refusal to participate in the ownership of such facility or facilities on terms mutually agreeable to Argo-Tech and Yamada Corporation.


          28. Other Agreement: Argo-Tech is concurrently entering into an agreement entitled "Japan Distributorship Agreement" with ___________. Argo-Tech agrees not to amend that Japan Distributorship Agreement without first obtaining the consent of Distributor.



        IN WITNESS WHEREOF, the parties have caused this Distributorship Agreement to be executed by their respective duly authorized representatives, all as of the date first above written.


ARGO-TECH CORPORATION                        YAMADA CORPORATION

By: /s/ MICHAEL S. LIPSCOMB                  By: /s/ OSAMA AKIYAMA
   --------------------------------             ----------------------------
   Michael S. Lipscomb                          Osama Akiyama
   --------------------------------             ----------------------------
   PRESIDENT
   --------------------------------             ----------------------------

WITNESS:  [ILLEGIBLE]                         WITNESS: [ILLEGIBLE]
        ---------------------------                  -----------------------

VESTAR CAPITAL PARTNERS, INC.


By: /s/ PRAKASH A. MELWANI
   --------------------------------
   Prakash A. Melwani
   --------------------------------

   --------------------------------


WITNESS:  [ILLEGIBLE]
        ---------------------------

                                   Exhibit A
                                      to
                           Distributorship Agreement
                           -------------------------



Name of Distributor:  Yamada Corporation
Date of Agreement: December 24, 1990

Item 1: Products
------
        For purposes hereof, the term "Products" means:


Item IA.
-------

        (a) Spare end assemblies and components thereof of (i) all fuel pumps,
(ii) all products designed for use in connection with fuel pumps, and (iii) all new products, whether or not related to fuel pumps, but excluding spare end assemblies and components for the fuel pumps listed in Item 1B.


        For example, spare end assemblies and components thereof of:

          1.      Engine Driven Fuel Pumps

          2.      Fuel Booster Pumps

          3.      Selector Valves

          4.      Quick Disconnect Couplings

          5.      Transfer Pumps and Air Driven Pumps.

In addition, tools used for overhaul of all Products otherwise included in this
Item 1A(a).


        (b) All fuel pumps, all products designed for use in connection with fuel pumps, and all components and assemblies for the foregoing, except those listed in Item 1B.

For example:
          1.      Engine Driven Fuel Pumps.

          2.      Fuel Booster Pumps.

          3.      Selector Valves.

          4.      Quick Disconnect Couplings.

          5.      Transfer Pumps and Air Driven Pumps.


Also, all new products, whether or not related to fuel pumps, and all tools used for overhaul of all Products otherwise included in this Item 1A(b) .


Item 1B.
-------
     1.      Engine Drive Fuel Pumps designed for Allison 250 Series Engines.

     2.      P&W Canada PW 901A, PT6, PT7, and JT15 Series Engines.

     3.      F100 Main Engine Fuel Pumps.

Item 2:   Territory
------

Item 2A:  With respect to Products in Item lA(a) above, the term "Territory"
-------
shall mean:


           Worldwide except for (i) Japan and (ii) the United States and its possessions and territories.


With respect to Products in Item 1A(b) above, the term "Territory" shall mean:

           Japan.


Item 2B:   With respect to Products in Item 1B above, the term "Territory"
-------
shall mean:


           Worldwide. (This Territory is non-exclusive, but for F100 main engine fuel pumps the only other distributor will be Pratt and Whitney.)


Note:      Sections 4 and 11 of the Distributorship Agreement, Item 1A, Item 1B,
           Item 2A and Item 2B of this Exhibit A, and also Exhibit C, are explained graphically in the chart attached as Exhibit A-1.

Item 3:   Notices
------
          Notices to Distributor shall be addressed as follows:

          Yamada Corporation
          Shin-Aoyama Buildinq, East
          1-1, 1-Chome Minamiaoyama Minato-Ku
          Tokyo 107, Japan
          Attention:     Senior Vice President and
                         General Manager
          Facsimile:     011-81-3-479-1789

with a copy to

          Yamada International Corp.
          Pan Am Building, Suite 5110
          200 Park Avenue
          New York, New York  10166
          Attention:      President
          Facsimile:      212/370-1935

                                  Exhibit A-1

                  OEM'S            Airlines             Government/
                  -----            --------              Military
                                                        ----------
Japan                Y       (1) (5) Y       (1)    Y             (1) (4)
                                                          (FMS)
U.S.                 AT      (2)     AT      (2)    AT            (2)

Rest of              AT      (2)(5)  Y       (6)    Y             (3) (4)
the world

(1) Direct call customers described in Exhibit C may continue to be served by AT. However, Y shall receive override commission for such sales. AT will cooperate with Y in persuading customers to purchase from Y. In addition, Y may receive compensation for FMS (foreign military sales) to Japan as described in Section 4(g) of the Distributorship Agreement.

(2) For sales to Japanese customers making purchases outside Japan, Y shall receive override commission.

(3) If a government/military purchaser is unwilling to purchase from Y, AT will sell directly to that purchaser without paying an override commission. AT will cooperate with Y in attempting to persuade government/military purchasers to purchase from Y.

(4) Y may receive compensation for sales as described in Section 4(h) of the Distributorship Agreement.

(5) Y may receive compensation for sales as described in Section 4(f) of the Distributorship Agreement.

(6) If an airline is unwilling to purchase from Y, AT will sell directly to that airline without paying an override commission. AT will cooperate with Y in attempting to persuade airlines to purchase from Y. Airlines currently unwilling to purchase from a distributor are Qantas and Ansett.

 Y - Yamada Corporation, or its designee
AT - Argo-Tech Corporation

                                   EXHIBIT B

                         to Distributorship Agreement


                                    PRICES
                                    ------


        Argo-Tech will annually provide Distributor with one (1) copy of Argo-Tech's current "Commercial Spare Parts Prices" catalog and one (1) copy of any other catalog, letter, or publication used for general distribution to Argo-Tech's U.S. Customers containing prices applicable to Products.


        Prices for Distributor's purchases of Products listed in such catalogs, Letters, or publications shall be the prices in such documents current at the time of order placement less fifteen percent (15%) of those prices.


        Argo-Tech reserves the right to revise prices in such catalogs, letter, and publications annually or at any time by giving written notice thereof ninety
(90) days in advance of the effective date of such change. Net prices for each Product which has been ordered by Distributor but not shipped as of the effective date of such changed pricing:

              (i) will not be changed if the revised price for that Product is higher and Distributor states and verifies that Distributor has received an order from its customer for that Product,


             (ii) will be changed to the revised price less fifteen percent (15%) if the revised price for that Product is higher and Distributor does not state and verify that Distributor has received an order from a customer for that Product, and


             (iii) will be changed to the revised price less fifteen percent (15%) if the revised price for that Product is lower.


        In the event Distributor desires to purchase Products not listed in any current Argo-Tech catalog or other general Argo-Tech publication of prices, Argo-Tech will determine net prices for those Products and sell said Products to Distributor at those net prices.

                                   EXHIBIT C

                         to Distributorship Agreement


                             DIRECT CALL CUSTOMERS
                             ---------------------

        1. All original aircraft, aircraft engine and aircraft equipment manufacturers except Japanese Purchasers (as defined in Section 4(d) of the Distributorship Agreement).


        2.      Ansett


        3.      Qantas


        4.      Japan Air Lines


        5.      All Nippon Air Lines


        6. Any other customers who are unwilling to purchase from Distributor


        7. Argo-Tech will cooperate with Distributor in persuading customers in categories 2-6 above that they should be willing to purchase from Distributor.

                                   EXHIBIT D

                         to Distributorship Agreement

                        (Copy of letter from Pat Totedo

                to Prakash A. Melwani dated November 26, 1990]


As used in the attached letter, the requirement of an "office" in a location will be fulfilled if Distributor has one full-time employee at that location.

                    [LETTERHEAD OF ARGO-TECH CORPORATION]



November 26, 1990



Vestar Capital Partners, Inc.
245 Park Avenue - 40th Floor
New York, N.Y. 10167

Attention:     Prakash A. Melwani
               Vice President

Dear Prakash:

With reference to your request to submit my estimate of a yardstick to be used as criteria to measure the performance and effectiveness of a distributor allocating Argo-Tech parts, the distribution network must be able to perform the following functions:

o Handle all export clearance and documentation required. This includes Department of State and Commerce Licenses, as well as being responsible for all shipping and customs.

o As a distributor, the policy must be a stocking distribution center maintaining on-shelf inventory Of at least 3 months of supply, or a recommended level of less than 3 months as may be recommended by Argo-Tech, which inventory can be instantly accessed, and which 3 month level of inventory is currently valued at $4.2 million.

o Distributor must be able to hire technically qualified people (B.S. in Engineering with minimum of three years aerospace experience) to work with Argo-Tech customers to respond to technical questions related to products manufactured by Argo-Tech.

o Reasonable preparation (hiring of personnel with a minimum of three years experience working with ATA supplier guide) to establish a policy of compliance with Air Transportation Association's supplier's guide. Distributors are expected to deliver:

     --      AOG material within four hours,
     --      Critical shortage within 24 hours, and
     --      Line stoppage within five days.

o Reasonable preparation (from a personnel standpoint, hiring of people with a minimum of three years experience dealing with Spec 2000) to establish a policy of compliance with Air Transportation Association's Spec 2000.

Vestar Capital Partners, Inc.
November 26, 1990



o The Distributor must be in a position to establish offices (at least one full time employee) or representatives in agreed upon locations (5 offices in Europe, 3 offices in Asia, representatives in each of Africa, Australia and South America, and representatives in Eastern Bloc countries). Argo-Tech agrees that it will work with Yamada to determine where Yamada should establish sales distribution offices worldwide so as to provide appropriate sales coverage.

I hope the above snapshot has given you some thoughts for distributor evaluation.



Regards,

/s/ PAT TOTEDO

Pat Totedo
Manager Customer Support

                         Terms and Conditions of Sale


The following are the terms and conditions of sale under the Distributorship Agreement described below:


CLAUSE 1. - APPLICATION: The terms and conditions set forth herein apply to all sales made by Argo-Tech Corporation ("Argo-Tech"), a Delaware Corporation, pursuant to the Distributorship Agreement between Argo-Tech and Distributor. Any additions to, changes in, modifications to, or revisions of this order proposed by Distributor are hereby rejected by Argo-Tech unless otherwise expressly agreed to in writing by Argo-Tech. Without limiting the generality of the foregoing, Distributor may for its own convenience make use of its own preprinted forms in connection with correspondence concerning purchases hereunder, but terms stated on such forms shall not affect the terms hereof unless expressly so agreed in writing by Argo-Tech.


CLAUSE 2. - DISTRIBUTORSHIP AGREEMENT: The terms and conditions herein contained are in all events subject to the terms and conditions of the Distributorship Agreement. In the event of a difference in meaning between these terms and conditions and the terms and conditions of the Distributorship Agreement those of the Distributorship Agreement will govern. Terms defined in the Distributorship

Agreement shall have the meanings ascribed thereto in such agreement where used herein and identified with initial capital letters.


CLAUSE 3. - SHIPMENT AND DELIVERY: Argo-Tech will use reasonable efforts to effect delivery of the Products both in quantities and at times specified by Distributor; provided, however, that failure by Argo-Tech to make deliveries as so provided will not constitute a breach or default by Argo-Tech unless Argo-Tech shall have otherwise expressly guaranteed delivery in writing. All deliveries hereunder will be F.O.B. Argo-Tech's plant in Cleveland, Ohio. Unless otherwise requested by Distributor, Argo-Tech will arrange for shipment of Products hereunder at Distributor's cost and expense. Expedited means of shipment will be used only if Distributor requests such routing in writing and agrees in advance to pay any additional cost resulting therefrom. In all cases, the carrier will be deemed to be an agent of Distributor and Distributor will bear the entire risk of loss or damage to Products in transit. Distributor may return, at Argo-Tech's expense, Products delivered by Argo-Tech more than thirty (30) days in advance of the mutually agreed to delivery schedule.


CLAUSE 4. - ACCEPTANCE OR REJECTION OF GOODS: If upon delivery any of the goods do not conform with the requirements of Distributor's order, Distributor will have the right to reject such goods, provided, however, that such right to reject will expire sixty (60) days after delivery of such goods by Distributor to its customer or after one hundred twenty (120) days after delivery by Argo-Tech to Distributor, whichever occurs first. Distributor shall promptly, upon discovery of such non-conformity, advise Argo-Tech in writing of the nature of the non-conformity. Argo-Tech will then have the right to inspect the goods Distributor believes are nonconforming. If the goods are in fact nonconforminq, Argo-Tech will promptly send Distributor instructions for disposition, replacement, and/or correction as Argo-Tech, in its sole discretion, may determine is appropriate.


CLAUSE 5. - EXCUSABLE DELAYS: Neither party will be liable for damages for delay in delivery without its fault or negligence arising out of acts of God, acts of the public enemy, acts of the Government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, and unusually severe weather.


CLAUSE 6. - TAXES: Argo-Tech's prices will be exclusive of any federal, state, provincial, local sales, use, or excise taxes levied upon, or measured by, the sale, the sales price, or use of Products. Argo-Tech will list separately on its invoice any such tax lawfully applicable to any such Products, and payable by Distributor, with respect to which Distributor does not furnish to Argo-Tech satisfactory evidence of exemption.


CLAUSE 7. - PRODUCT WARRANTY:


(a) Argo-Tech warrants to Distributor and Purchasers of Distributor's products and services (Purchasers), that all items when delivered hereunder, will be free from defects in material and workmanship and design (if of Argo-Tech's design), and will conform to the applicable specifications and drawings. The liability of Argo-Tech and remedies of Distributor and Purchasers, in respect of any item delivered hereunder, shall be limited to the repair or replacement of any such item which does not conform to the foregoing warranties.


          Acceptance shall be deemed to have occurred within sixty (60) days following receipt of the products or repaired articles by the Distributor's customer or one hundred twenty (120) days after delivery to Distributor by Argo-Tech, whichever occurs first.

(b) THE FOREGOING WARRANTIES AND THE FOREGOING REMEDIES OF DISTRIBUTOR AND PURCHASERS ARE: (1) SOLE AND EXCLUSIVE, ARE LIMITED TO THOSE PROVIDED HEREIN TO THE EXCLUSION OF ANY AND ALL OTHER REMEDIES AND WARRANTIES EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND REMEDIES FOR BREACH THEREOF, AND (2) ARE GIVEN AND ACCEPTED IN LIEU OF ANY OTHER WARRANTIES, REMEDIES, RIGHTS OR CLAIMS RESPECTING CONSEQUENTIAL,
     SPECIAL, INDIRECT, CONTRACT, TORT, OR ANY OTHER DAMAGES, WHETHER OR NOT ARISING FROM ANY CAUSE OF ACTION OF ANY TYPE INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ARISING FROM ARGO-TECH'S NEGLIGENCE, ACTUAL OR IMPLIED, OR VIOLATION OF U.S. GOVERNMENT LAWS OR REGULATIONS.


(c) THE FOREGOING WARRANTIES AND THE FOREGOING REMEDIES WITH RESPECT TO AN ITEM SHALL BEGIN WHEN THE ITEM IS DELIVERED HEREUNDER AND TERMINATE UPON THE EXPIRATION OF THE PERIOD SPECIFIED IN ANY APPLICABLE PERFORMANCE WARRANTY, OR SERVICE POLICY, OR IF NONE, ONE YEAR AFTER ACCEPTANCE OF SAID ITEM BY DISTRIBUTOR. THE ABOVE NOTWITHSTANDING, THE FOREGOING WARRANTIES AND FOREGOING REMEDIES SHALL TERMINATE UPON ALTERATION, REPAIR AND/OR OVERHAUL OF SAID ITEM BY ANYONE OTHER THAN ARGO-TECH, UNLESS THE CONTRARY IS PROVIDED IN ANY APPLICABLE

     PERFORMANCE WARRANTY OR SERVICE POLICY. FURTHER, THE FOREGOING WARRANTIES AND FOREGOING REMEDIES SHALL TERMINATE UPON FAILURE BY DISTRIBUTOR OR PURCHASERS TO PRESERVE, INSTALL, OPERATE, MAINTAIN, REPAIR, REPLACE OR ALTER THE SAME IN ACCORDANCE WITH APPLICABLE RECOMMENDATIONS BY ARGO-TECH OR THE AIRFRAME OR ENGINE MANUFACTURER, OR MISUSE, NEGLECT, OR ACCIDENT INCLUDING FOREIGN OBJECT DAMAGE WHETHER IN OPERATION, IN TRANSIT, OR IN STORAGE.


(d) It is aqreed that Argo-Tech is not an insurer of goods delivered hereunder for repair; that Argo-Tech's obligation is to use ordinary care in receiving, handling, repairing and shipping said goods or products to be sold or sold by Argo-Tech; and that the ceiling limit of damages for which Argo-Tech may be liable, under the Warranty or otherwise (includinq but not limited to BREACH OF ANY TERM OF THE AGREEMENT BETWEEN DISTRIBUTOR AND ARGO-TECH WHETHER OR NOT IT RELATES TO THIS WARRANTY PROVISION, loss of goods, including any loss, damage, or destruction occurring while the goods are being repaired), shall be the amount on the purchase order or delivery order which is allocable to the product or service which caused loss or damage to the Distributor.

(e) A notice in writing of a warranty claim must be given to Argo-Tech not later than 60 days after the claimed failure, malfunction, defect or nonconformity is discovered and the item(s) must be returned to Argo-Tech not later than 120 days after such notification is made.


(f) In the event of a resale of any of the Products sold hereunder, Distributor will include the foregoing language in its contract with its purchasers.


CLAUSE 8. - PATENT INDEMNIFICATION: Argo-Tech will indemnify, defend, and hold harmless Distributor from and against any and all losses, liabilities, and damages, including attorney fees and other costs and expenses incident thereto, resulting from any claims that the manufacture, use, sale, or resale, of the Products infringe any patent or patent right; provided, however, that such indemnification will not apply to any such infringement arising out of Distributor's use of the Product as a component part of another product or Argo-Tech's compliance with Distributor's designs or specifications.


CLAUSE 9. - NONASSIGNMENT: Neither any order hereunder nor any interest herein (including any claims for monies due or to become due) may be assigned, and no performance, duty or other obligation may be delegated, by either party to any other person without the prior written consent of the other, provided, however, that without receiving such consent:

(i) either party shall have the right to assign any order hereunder or any interest herein and to delegate any obligations hereunder to any successor of such party by way of merger or consolidation or the acquisition of substantially all of the business and assets of the assigning party relating to the subject matter of this Agreement,

(ii) Distributor shall have the right to assign any order hereunder or any interest herein and to delegate any obligations hereunder to any other corporation whose stock is controlled by or under common control with Yamada Corporation, the controlling shareholder of Yamada Corporation, any parent corporation or parent corporations of Yamada Corporation, or any controlling shareholder of a parent corporation of Yamada Corporation, and

(iii) Distributor shall have the right to assign any order hereunder or any interest herein and to delegate any obligations hereunder to any person or entity reasonably acceptable to Argo-Tech provided that Distributor guarantees the performance or such person or entity.


CLAUSE 10. - SEVERABILITY: In the event any provision hereof shall be finally determined to be unlawful, such provision shall be deemed to be severed and every other lawful provision hereof shall remain in full force and effect.